Exhibit (p)(2)

TRILOGY GLOBAL ADVISORS, LLC

Code of Ethics / Insider Trading Policy Statement

ACKNOWLEDGEMENT OF RECEIPT

BY SIGNING THIS FORM, I hereby acknowledge receipt of (i) the Code of Ethics of Trilogy Global Advisors, LLC (“TGA”) and (ii) the Insider Trading Policy Statement of the Firm. I represent that I have read and understand both the Code of Ethics and the Insider Trading Policy Statement and will keep both documents for further reference. I understand, acknowledge and agree that both the Code of Ethics and the Insider Trading Policy Statement apply to me and, among other matters, to all transactions and holdings in investments in which I have beneficial ownership, as well as all transactions and holdings in investments in which members of my family/household have beneficial ownership. I hereby agree that I will comply with both the spirit and the specific requirements of the Code of Ethics and the Insider Trading Policy Statement, including all reporting obligations under the Code of Ethics.

BY SIGNING THIS FORM, I hereby authorize the Firm to receive duplicate copies of ALL TRANSACTION CONFIRMATION STATEMENTS AND ALL OF MY ACCOUNT STATEMENTS with respect to ANY AND ALL securities account(s) I maintain with any broker-dealer, investment manager or bank. I further acknowledge that any communications concerning pre-clearances of Covered Securities transactions required pursuant to the Code of Ethics may be recorded by the Firm.

Date	Signature

Name	Social Security Number

☐ Regular Employee	☐ Director	☐ Temporary or Contract Employee (temp agency employee)

You are REQUIRED to sign and date this Acknowledgement of Receipt and return it along with a Completed Form A (Initial Holdings Report) to the Chief Compliance Officer or, if applicable, to the Assistant Chief Compliance Officer, on or before 10 days after joining the firm.

TRILOGY Global ADVISORS, LLC

Code of Ethics / Insider Trading Policy Statement

December 2007

TRILOGY GLOBAL ADVISORS, LLC

Code of Ethics

This is the Code of Ethics of Trilogy Global Advisors, LLC (“TGA”), All managers, officers, and employees of the Firm are subject to this Code. “Firm” as used hereunder means, TGA.

The Firm is required to provide each of its “supervised persons” (including the Firm’s members (partners), officers, directors and employees, as well as any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control) with a copy of the Code and any amendments, and all supervised persons are required to provide the Firm (through the Chief Compliance Officer) with a written acknowledgment of their receipt of the Code and any amendments (accordingly, please sign and date the Acknowledgement of Receipt accompanying the Code and return it to the Chief Compliance Officer).

Things You Need to Know to Use This Code

1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

Access Person

Investment Person

If you don’t know whether you fall into either or both categories, ask the Chief Compliance Officer

This Code has three sections:

Part I—Applies to All Personnel

Part II—Applies to Access Persons and Investment Persons

Part III—Definitions

There are also five Reporting Forms that Access Persons have to fill out as called for under this Code, which are attached at the end of this Code as:

•	Form A (Initial Holdings Report)

•	Form B (Quarterly Transactions Report),

•	Form C (Annual Holdings Report / Certification)

•	Form D (Request for Pre-Clearance of a Covered Security)

Code of Ethics (TGA) 2007 12 10	Page 1 of 34

•	Form E (Request for Pre-Clearance of a Private Placement).

You can also get copies of the Reporting Forms from the Chief Compliance Officer.

All the members of the Firm’s Board and officers of the Firm are treated as Access Persons, even those who aren’t employees of the Firm. Thus, all Board members and officers are subject to both Part I and Part II of this Code. However, if you are a Board member or officer who is not an employee of the Firm, you do not have to comply with certain sections of the Code, including certain trading restrictions and blackout provisions in Sections B and C of Part II.

3. The Chief Compliance Officer has the authority to grant waivers (which may be in writing or in electronic form) of the provisions of this Code in appropriate instances.

However:

•	The Firm expects that waivers will be granted only in rare instances, and

•	Some provisions of the Code that are mandated by SEC rule cannot be waived. These include, but are not limited to, the requirement that Access Persons file reports.

Other Matters

If a portfolio manager of the Firm has Beneficial Ownership of a Covered Security which he or she desires to purchase on behalf of a Client, the purchase decision must be made by another portfolio manager who has no Beneficial Ownership of the Covered Security and confirmed by the Chief Compliance Officer.

No less frequently than annually, Firm must furnish to the board of directors of any United States registered mutual fund client, a written report that:

•

describes any issues arising under the Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•	certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

A copy of this Code shall be submitted to the Board of each new U.S. registered mutual fund client, prior to the Firm commencing as adviser or sub-adviser to the fund, for review and approval. Thereafter, all material changes to this Code shall be submitted to each such mutual fund’s Board for review and approval not later than six (6) months following the date of implementation of such material changes, or such earlier date in accordance with the policies imposed by the particular mutual fund.

PART I — Applies to All Personnel

General Principles – These Apply to All Personnel (including All Board Members, Officers and Employees)

The Firm recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for any client for which the Firm serves as an investment adviser (a “Client”) which may be possessed by certain of its staff could place such individuals, if they engage in personal transactions in securities, in a position where their personal interest may conflict with that of such Client.

The Firm has adopted this Code to prohibit certain types of personal securities transactions which may create conflicts of interest (or at least the potential for or the appearance of a conflict of interest), to specify certain permitted personal investments and to establish reporting requirements and enforcement procedures.

In general, all of the personnel of the Firm (sometimes referred to in this Code as “staff”) are expected to:

•	act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow staff;

•	practice and encourage others to practice in a professional and ethical manner that will reflect credit on our staff;

•	strive to maintain and improve their competence;

•	use reasonable care and exercise independent professional judgment where appropriate;

•	promptly report violations of this Code to the Compliance Officer; and

•	comply with all applicable Federal Securities Laws.

In recognition of the trust and confidence placed in the Firm by its Clients, the Firm has adopted the following general principles to guide the actions of its employees, officers and managers:

•	The interests of our Clients are paramount, and all staff should conduct themselves in all situations by placing the interests of the Clients before their own.

•	All personal transactions in securities by staff must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of our Clients.

•

All staff must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Clients, or that otherwise bring into question the person’s independence or judgment.

The Firm is a fiduciary for its investment advisory and sub-advisory clients. Due to this fiduciary relationship, it is generally improper for the Firm or its personnel to:

•	use for their own benefit (or the benefit of anyone other than the client) information about the Firm’s trading or recommendations for client accounts; or

•	take advantage of investment opportunities that would otherwise be available for the Firm’s clients.

Moreover, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

Accordingly, the Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. You must report any violations of the Code promptly to the Chief Compliance Officer.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm might impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, or suspend or terminate your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. However, you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code, even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer. Ignorance or lack of understanding is no excuse for a violation.

Compliance with the Federal Securities Laws

More generally, Firm personnel are required to comply with applicable federal securities laws at all times. Examples of federal securities laws include:

•	the Investment Advisers Act of 1940 and the SEC rules thereunder;

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

•	the Investment Company Act of 1940 and the SEC rules thereunder;

•	Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

•	the Bank Secrecy Act, as it applies to investment advisers and, as applicable, investment companies, and the SEC and Department of the Treasury rules thereunder.

Gifts to or from Brokers or Clients – This Applies to All Personnel, Except Members of the Firm’s Board and Officers of the Firm Who Are Not Employees of the Firm

No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodations from a vendor, broker, securities salesman, client or prospective client (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of such personnel’s responsibilities to the Firm or its clients or place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts or other accommodations to members of the Family/Household of firm personnel.

No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodations to a business contact that may be construed as an improper attempt to influence the recipient.

In any event, no gift or other accommodations to or from a particular business contact may be of more than de minimis value. This applies to multiple gifts or accommodations to or from the same business contact over a fairly short time period (e.g., 12 months). Any questions as to whether gift(s) or other accommodation(s) are de minimis should be directed to the Chief Compliance Officer.

These policies are not intended to prohibit normal business entertainment. Any questions as to whether a particular gift or entertainment activity constitutes normal business entertainment should be directed to the Chief Compliance Officer.

Service on the Board or as an Officer of Another Company – This Applies to All Personnel, Except Members of the Firm’s Board and Officers of the Firm Who Are Not Employees of the Firm

To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer, and will ordinarily require consideration by the Executive Committee or the Board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or other affiliate under common control with the Firm, nor does it apply to members of the Firm’s Board or officers of the Firm who are not employees of the Firm. The prohibition also does not apply to service as an officer or board member of any not-for-profit, charitable foundation, organization or similar entity.

PART II – Applies to Access Persons and

Investment Persons

A. Reporting Requirements – These Apply to All Access Persons (including All Investment Persons and All Members of the Firm’s Board and Officers of the Firm)

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the “Definitions” section at the end of this Code.

You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

The Chief Compliance Officer (or his designee) is responsible for reviewing all holdings and transactions reports submitted pursuant to this Code. The Firm may be required to make the reports available to third parties in limited circumstances, such as in connection with SEC inspections or inquiries.

Copies of all reporting forms are included at the back of this Code and may also be obtained from the Chief Compliance Officer.

1. Initial Holdings Reports. No later than 10 calendar days after you become an Access Person, you must file with the Chief Compliance Officer an Initial Holdings Report (Form A).

The Initial Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all broker-dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee or other Access Person. You must also include the date upon which the report is submitted. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Access Person. A form of Initial Holdings Report is included as Form A attached hereto.

2. Quarterly Transactions Reports. No later than 30 calendar days after the end of March, June, September and December each year, you must file with the Chief Compliance Officer a Quarterly Transactions Report (Form B).

The Quarterly Transactions Report requires you to list all transactions during the most recent calendar quarter in Covered Securities (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker-dealer or bank with or through which the transaction was effected. It also requires you to list all broker-dealers and banks with whom you established an account during the calendar quarter in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household. You must also include the date upon which the report is submitted. A form of Quarterly Transactions Report is included as Form B attached hereto.

Reporting through Duplicate Confirmation Statements. The Firm maintains relationships with certain brokers (“Approved Brokers” listed on Attachment A) providing customized reporting to the Firm of your transactions and statements. All Access Persons of the Firm shall designate an Approved Broker as their broker to trade in Covered Securities (except if such account is a fully managed account managed by a registered investment advisor which is not affiliated with the Access Person and over which the Access Person has no discretion in respect of individual investments) and shall use such Approved Broker for all personal trading unless he or she has received approval from the Chief Compliance Officer to use another broker or other financial institution. If you (including owners/members of the Firm) or any member of your Family/Household has a securities account with any other broker or other financial institution or a direct account with a mutual fund, you or your Family/Household member may direct that broker-dealer, bank or mutual fund company to send, directly to the Firm’s Chief Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements, together with periodic account statements, relating to that account. Otherwise, copies of such brokerage account statements and transaction confirmations shall be provided by the Access Person directly to the Firm’s Chief Compliance Officer. By signing the Acknowledgment and Receipt of the Code, you will have authorized the Firm to receive duplicate copies of all transaction confirmation statements and all account statements with respect to any securities account you maintain with any broker-dealer, investment manager, bank, or mutual fund company. You do not need to submit a Quarterly Transactions Report with respect to information that would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer not later than 30 days after the end of the calendar quarter in which the transaction occurred.

EXCEPTION: An Access Person need not report securities held in accounts over which the Access Person had no direct or indirect influence or control, or report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan. Purchases of securities pursuant to an Employee Stock Ownership/Purchase Plan are included in this exception.

3. Annual Holdings Reports. By January 31 of each year, you must file with the Chief Compliance Officer an Annual Holdings Report (Form C).

The Annual Holdings Report requires you to list the same information required in an Initial Holdings Report (see Section A.1 above), but the information should be as of December 31 of the prior calendar year. A form of Initial Holdings Report is included as Form C attached hereto.

B. Transaction Restrictions – These Apply to All Access Persons (Including All Investment Persons), provided that Members of the Firm’s Board and Officers of the Firm Who Are Not Employees of the Firm Are Subject to Section 3 Only.

Note: As further detailed below, all Access Persons must submit an executed certification to the Chief Compliance Officer in connection with any purchase or sale of a Covered Security for which preclearance is required. The certification provides that the Access Person:

•	does not possess material non-public information relating to the Covered Security;

•	is not aware of any proposed trade or investment program for that Covered Security on behalf of any Client;

•	believes that the proposed trade is available to any market participant on the same terms; and

•	will provide any other information requested by the Chief Compliance Officer for the proposed trade.

1. Written Preclearance from Chief Compliance Officer. You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless you obtain, in advance of the transaction, written preclearance for that transaction from the Chief Compliance Officer. This includes exercises of rights granted by an issuer that the security holder must elect or deny. If you have any questions about whether a particular transaction requires pre-clearance, please contact the Chief Compliance Officer.

A form of Request for Pre-Clearance of the Purchase or Sale of a Security is included as Form D attached hereto, which must be completed and signed by the Access Person and the Chief Compliance Officer (or designee) before the trade is executed. In addition, an Investment Person must provide an explanation as to why he or she is making a personal transaction in a security where it is not recommended for client portfolios in any case where the security is for a company with a market cap of over $1 billion. Where securities are for companies with a market cap below $1 billion, an Investment Person may, at the request of a portfolio manager, be required to provide such explanation.

Once obtained, written preclearance from the Chief Compliance Officer (evidenced by a Form D signed by the Chief Compliance Officer) is valid only until the end of the business day noted as the expiration on the pre-approval form (generally the day on which it is granted and the following one (1) business day). Orders that may lead to execution on a later day (such as stop orders and limit orders) may not be used. The Chief Compliance Officer may, for any reason, deny such a preclearance or revoke such a preclearance any time after it is granted and before you execute the transaction.

Certain Exceptions to Pre-Clearance. Neither written preclearance from the Chief Compliance Officer is required, nor submission of a signed pre-clearance Form (Form D), for the following categories of transactions (These are exceptions from the preclearance process; they are NOT exceptions from the reporting requirements under Section A above):

The preclearance requirements do not apply to the following categories of transactions:

•

Transactions in securities of collective investment vehicles (other than Reportable Funds) for which the Firm serves as the investment adviser (for example, the purchase or redemption by you of an interest in a Firm-managed hedge fund would not be subject to pre-clearance).

•

Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm- managed hedge fund of a Covered Security would not be subject to pre-clearance, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such Covered Security).

•	Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

•

Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan or Employee Stock Ownership/Purchase Plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by you (or Family/Household member) from the issuer.

NOTE: The following are not Covered Securities, and so are also not subject to the preclearance requirements: direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of open-end registered investment companies that are not Reportable Funds.

Generally, a gift of Covered Securities to you (or Family/Household member), or a purchase by you for immediate gifting to a non-relative should be presented to the Chief Compliance Officer for pre-clearance.

2. Initial Public Offerings and Private Placements.

NOTE: The Prohibitions in this Section 2 (Initial Public Offerings and Private Placements) Apply to All Access Persons (including Investment Persons and All Members of the Firm’s Board and Officers of the Firm)

Prohibition on Investments Initial Public Offerings.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in an initial public offering under any circumstances. This is a strict prohibition and preclearance is not available for an initial public offering.

Preclearance Required for Private Placements.

Neither you nor any member of your Family/Household may acquire Beneficial Ownership in a private placement, except with the specific, advance written approval (Form E) of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason.

All requests to the Chief Compliance Officer for the preclearance of a purchase or sale of a private placement must be in writing in the form set out in Form E hereto; provided, however, that if the private placement is a private fund sponsored or advised by the Firm, the execution of subscription documents by the Access Person and an authorized person from the Firm will constitute written preclearance and a Form E is not required. Form E requires the Access Person to make the following certifications:

•

The aforementioned securities are either (i) units or shares of a private limited partnership or investment fund; or (ii) shares, options or other securities of a private company that is not reasonably contemplated that such company may become a public company within one year; and

•	To the best of my knowledge, the proposed trade is available to any eligible market participant on the same terms; and I will provide any other information requested by you for the proposed trade;

•

The aforementioned securities or private fund are not (i) managed by me; (ii) funds over which I have discretion in respect of individual investments; (iii) funds in respect of which I am in any way consulted with at any time prior to any particular transaction or (iv) funds of which I am advised of any transaction other than by way of a statement of account issued no earlier than 5 business days after the end of the applicable reporting period; and

•	I will not sell any such investment within a 60-day period after having purchased it.

If you have any question as to whether a particular investment you are considering is an initial public offering or a private placement, please consult with the Chief Compliance Officer.

3. Prohibition on Short-Term Trading. Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, a Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days, provided that no Access Person shall purchase and sell, or sell and purchase, shares of any Reportable Fund managed or administered by the Firm or its affiliates within a period of 90 calendar days. If any such transaction occurs, the Firm may require any “profit” from the transaction to be disgorged for donation by the Firm to charity in accordance with Section E, below.

C. 15-Day Blackout Period – This Applies to All Access Persons

No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the fifteen (15) calendar day period (the day of the client trade, plus seven calendar days before and seven calendar days after) surrounding the purchase or sale of that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) for any client account managed by the Firm, unless the Access Person had no actual knowledge that the Covered Security (or any closely related security) was being considered for purchase or sale for any client account. If any such transaction occurs, the Firm will normally require any “profit” from the transaction to be disgorged for donation by the Firm to charity in accordance with Section E, below.

A breach of this blackout period by any Access Person will be considered an “exception” and not a “violation” of this Code where (i) the Access Person complies with the requirements to preclear the trade, (ii) a client account purchases or sells the relevant Covered Security (or any closely related security) within seven (7) calendar days after the Access Person’s trade, and, (iii) as soon as reasonably practicable but in no event longer than one business day, the Access Person disgorges any “profit” from the trade to a charity of the Firm’s choice in accordance with Section E, below.

NOTE: Portfolio Managers and Research Analysts: It sometimes happens that an Investment Person who is responsible for making investment recommendations or final investment decisions for client accounts (i.e., a portfolio manager or research analyst) determines—within the seven calendar days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Investment Person’s knowledge, then under consideration for purchase by any client account—that it would be desirable for client accounts as to which the Investment Person is responsible for making investment decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Investment Person MUST put the clients’ interests first and promptly make the investment recommendation or decision in the clients’ interest, rather than delaying the recommendation or decision for clients until after the seventh day following the day of the transaction for the Investment Person’s (or Family/Household member’s) own account to avoid conflict with the blackout provisions of this Code.

The blackout requirements do not apply to the following categories of transactions:

•

Transactions in securities of collective investment vehicles (other than Reportable Funds) for which the Firm serves as the investment adviser (for example, the purchase or redemption by you of an interest in a Firm-managed hedge fund would not be subject to pre-clearance).

•

Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm- managed hedge fund of a Covered Security would not be subject to pre-clearance, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such Covered Security).

•	Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

•

Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan or Employee Stock Ownership/Purchase Plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by you (or Family/Household member) from the issuer.

NOTE: The following are not Covered Securities, and so are also not subject to the blackout requirements: direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of open-end registered investment companies that are not Reportable Funds.

D. Prohibition on Participation in Investment Clubs – This Applies to All Access Persons (including All Investment Persons), Except Members of the Firm’s Board and Officers of the Firm Who Are Not Employees of the Firm

Neither you nor any member of your Family/Household may participate in or make investments with or through any investment club or similar association or entity except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason. If you have any doubt or uncertainty as to whether a particular association or entity is of the type described in this Section D, you should ask the Chief Compliance Officer before you or any member of your Family/Household becomes in any way involved with the association or entity. Please do not guess at the answer.

E. Remittance to Charity

In those instances where the Firm requires disgorgement of “profit” to charity, “profit” means the amount by which the price of the Access Person’s trade bettered the trade made for the client account(s). Any Access Person remitting profits to charity should provide the firm with a copy of the check dated within one business day of notification by compliance that a breach requiring disgorgement to charity has occurred and, when received, a copy of the acknowledgement from the charity of receipt of the funds.

PART III – Definitions

These terms have special meanings in this Code of Ethics:

Access Person

Beneficial Ownership

Chief Compliance Officer / Assistant Code Officer

Covered Security

Family/Household

Investment Person

Reportable Fund

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

Access Person includes:

Every member (i.e., Manager) of the Firm’s board, even those Board members that are not employees of the Firm

Every member (i.e., Manager) of the board of an entity that is the managing member or general partner of the Firm.

Every officer of the Firm, even those officers that are not employees of the Firm.

Every (i) employee of the Firm and (ii) every director, officer, employee or general partner of any entity that directly or indirectly has a 25% or greater interest in the Firm who (in the case of (i) or (ii), in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any U.S. registered investment company client of the Firm, or whose functions relate to the making of any recommendations with respect to such purchases and sales).

Every natural person that directly or indirectly has a 25% or greater interest in the Firm who obtains information concerning recommendations made by the Firm to a U.S. registered investment company client of the Firm with regard to the purchase or sale of Covered Securities by such investment company.

Every other person (whether or not an employee of the Firm) who is subject to the Firm’s supervision and control (i) who has access to nonpublic information regarding any client’s purchase or sale of securities, (ii) who has access to nonpublic information regarding the portfolio holdings of any Reportable Fund or (iii) who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

Generally, the Rule also treats as Access Persons any employee who is in a position to exploit information about client securities transactions or holdings.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is a “blind trust” or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

Securities in a person’s individual retirement account.

Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

Securities owned by a trust of which the person is either a trustee or a beneficiary.

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Chief Compliance Officer may mean another person that the Chief Compliance Officer designates to perform the functions of Chief Compliance Officer when he is not available. For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under the Code and for purposes of granting any preclearance or exceptions under the Code to the Chief Compliance Officer, the functions of the Chief Compliance Officer are performed by a separate individual.

The Chief Compliance Officer shall review reported personal securities transactions and the Clients’ securities transactions to determine whether a violation of this Code may have occurred. The Chief Compliance Officer shall also review reports of Code violations. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.

The Chief Compliance Officer shall identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

If the Chief Compliance Officer determines that a violation of this Code has occurred, he or she shall provide a written report to the Board of Trilogy Global and impose upon the individual such sanctions as he or she deems appropriate, which may range from a written warning, suspension with or without pay, termination of employment and/or disgorgement of profits.

In the event that the Access Person disagrees as to whether a violation occurred or with the appropriateness of the sanction, such Access Person may request that the Board of Trilogy Global (excluding for these purposes the Access Person making the request if he or she is a member of the Board) review such decisions, it being understood that the decision of such Managers shall be final and binding upon the Firm and the Access Person.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

Direct obligations of the U.S. Government.

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

Shares of open-end investment companies that are registered under the Investment Company Act of 1940 (mutual funds), provided that a Reportable Fund (see definition below) IS a Covered Security. Note that this exception does not apply to closed-end funds.

Shares issued by money market funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

options on securities, on indexes and on currencies.

investments in all kinds of limited partnerships.

investments in foreign unit trusts and foreign mutual funds.

investments in U.S. registered closed-end mutual funds.

investments in private investment funds and hedge funds.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Family/Household members include:

Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

Your children under the age of 18.

Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Investment Person means any employee of the Firm (or of any entity that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they’re not Covered Securities) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they’re not Covered Securities) by the client. All portfolio managers and analysts are Investment Persons.

Reportable Fund means any investment company other than a money market fund that is registered under the Investment Company Act of 1940 for which the Firm serves as an investment adviser or sub-adviser, or whose investment adviser, sub-adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. A Reportable Fund includes registered investment companies that are sub-advised by the Firm or its affiliates. Note that a money market fund advised or sub-advised by the Firm or a control affiliate is not a Reportable Fund.

Records

The Chief Compliance Officer on behalf of the Firm shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission:

(1)	a copy of this Code and any other code used by the Firm which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)	a list of all Access Persons and Chief Compliance Officer and Assistant Chief Compliance Officer from time to time;

(3)	a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(4)	a copy of each report made by an Access Person pursuant to this Code including any information provided in lieu of such reports shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made or provided, the first two years in an easily accessible place;

(5)	a list of persons who are, or within the past five years have been, Access Persons and Chief Compliance Officer and Assistant Chief Compliance Officer shall be maintained in an easily accessible place;

(6)	a copy of each report made by the Firm to any Reportable Fund with respect to the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(7)	a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of initial public offerings (which are currently prohibited) or private placements, for at least five years after the end of the fiscal year in which the approval is granted.

Trilogy Global Advisors, LLC - Code of Ethics    FAX TO 646-514-2691

FORM A - INITIAL HOLDINGS REPORT

Name of Access Person:

Date I Became an Access Person (the “Reporting Date”):

Date submitted to the Chief Compliance Officer:

Initial Certification:

I understand that for purposes of the Code I am classified as:

☐	AN ACCESS PERSON, AND I AM SUBJECT TO THE CODE

Initial Holdings Report (check ONE of the following two boxes):

☐	NO COVERED SECURITIE(S) - Neither I, nor any member of my Family/Household, has Beneficial Ownership of any Covered Securities.

☐	I OWN COVERED SECURITIE(S) Attached as APPENDIX A is a complete list of all Covered Securities in which I, and/or a member of my Family/Household, had Beneficial Ownership on the Reporting Date.

Accounts with Broker-Dealers and/or Banks (check ONE of the following two boxes):

☐	NO ACCOUNTS - As of the Reporting Date, I did not maintain any accounts with broker-dealers or banks in which any securities (including securities which are not Covered Securities) were held for the direct or indirect benefit of me or a member of my Family/Household.

☐	I HAVE ACCOUNTS AND I LISTED THEM BELOW - All accounts that I maintained with broker-dealers or banks in which any securities (including securities which are not Covered Securities) were held for the direct or indirect benefit of me or a member of my Family/Household as of the Reporting Date are set forth below:

Name(s) of Institution(s)	Account Number

All information provided in this Form A is true and complete to the best of my knowledge.

I have read the Code, and will keep a copy for future reference. I understand my responsibilities under the Code and agree to comply with all of its terms and conditions. In particular, I understand that the Code applies to me and to all investments in which I have Beneficial Ownership, as well as investments in which members of my Family/Household have Beneficial Ownership.

Signed:	Date:

[1]	Including funds managed by Firm or its affiliates

Appendix A - Initial Report of all Covered Securities

Name of Access Person:

Date submitted to the Chief Compliance Officer:

Account Name	Account Number	Title/Type of Covered Securities (as applicable, include exchange ticker symbol or CUSIP number / interest rate and maturity date)	Number of Shares	Principal Amount

Note: Please use additional sheets as needed

A-1

Trilogy Global Advisors, LLC - Code of Ethics    FAX TO 646-514-2691

FORM B - QUARTERLY TRANSACTION REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 30 DAYS AFTER THE END OF MARCH, JUNE, SEPTEMBER AND DECEMBER OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:

Reporting Period/Calendar Quarter End Date:

Date submitted to the Chief Compliance Officer:

PLEASE CHECK THE APPROPRIATE BOXES BELOW

☐	I COMPLIED WITH THE CODE - I hereby certify that during the period covered by this report I complied with all applicable requirements of the Code, and have reported to the Chief Compliance Officer all transactions required to be reported under the Code. I am unaware of any violations of this Code.

Transactions Report (check ONE of the following three boxes):

☐	I MADE NO TRANSACTION(S) - There were no transactions in Covered Securities during the most recently completed calendar quarter in which I, or any member of my Family/Household, had Beneficial Ownership.

☐	I MADE SOME TRANSACTION(S) - Attached as APPENDIX B is a complete list of all transactions in Covered Securities during the most recently completed calendar quarter in which I, and/or any member of my Family/Household, had Beneficial Ownership, other than transactions effected through securities accounts as to which a standing order was (and remains) in effect to provide duplicate broker confirmations of all transactions in Covered Securities and periodic account statements to the Chief Compliance Officer not later than 30 days after the end of the calendar quarter in which the transaction occurred.

New Securities Accounts (check ONE of the following two boxes):

☐	NO NEW ACCOUNT(S) - I did not establish any accounts during the most recent calendar quarter with broker-dealers or banks in which any securities (including securities which are not Covered Securities) were held for the direct or indirect benefit of me or a member of my Family/Household.

☐	I OPENED NEW ACCOUNT(S) - During the most recent calendar quarter, I established the following account(s) with broker-dealers or banks in which securities (including securities which are not Covered Securities) were held for the direct or indirect benefit of me or a member of my Family/Household:

Name(s) of Institution(s)	Account Number	Date Account Established

All information provided in this Form B is true and complete to the best of my knowledge.

SIGN HERE:	DATE:

[1]	Including funds managed by Firm or its affiliates.

Appendix B - Transactions in Covered Securities During Most Recent Calendar Quarter

Name of Access Person:

Reporting Period/Calendar Quarter:

Date received by Chief Compliance Officer:

Transaction Date	Nature of Transaction (e.g., purchase, sale, other)	Title and Type of Securities	Number of Shares	Principal Amount	Ticker Symbol or CUSIP Number (if applicable)	Interest Rate/ Maturity Date (if applicable)	Price of security at which transaction effected	Institution through which transaction effected

YOU DO NOT HAVE TO LIST TRANSACTIONS IN COVERED SECURITIES ON APPENDIX B IF THEY WERE EFFECTED THROUGH SECURITIES ACCOUNTS AS TO WHICH A STANDING ORDER WAS (AND REMAINS) IN EFFECT TO PROVIDE DUPLICATE BROKER CONFIRMATION STATEMENTS AND PERIODIC ACCOUNT STATEMENTS TO THE CHIEF COMPLIANCE OFFICER NOT LATER THAN 30 DAYS AFTER THE END OF THE CALENDAR QUARTER IN WHICH THE TRANSACTION OCCURRED.

B-2

Trilogy Global Advisors, LLC- Code of Ethics    FAX TO 646-514-2691

FORM C - ANNUAL CODE OF ETHICS CERTIFICATION;

ANNUAL HOLDINGS REPORT

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN JANUARY 31 OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:

Calendar Year Covered by this Report:

Date submitted to the Chief Compliance Officer:

PLEASE CHECK THE APPROPRIATE BOXES

Annual Certification

☐	I COMPLIED WITH THE CODE - I hereby certify that during the year covered by this report I complied with all applicable requirements of the Code, and have reported to the Chief Compliance Officer all transactions required to be reported under the Code. I am unaware of any violations of this Code.

Annual Holdings Report (check ONE of the following two boxes):

☐	I OWN NO COVERED SECURITIES - As of December 31 of the most recently completed calendar year, neither I, nor any member of my Family/Household, had Beneficial Ownership of any Covered Securities.

☐	I OWN COVERED SECURITIES AND THEY ARE ATTACHED - Attached as APPENDIX C is a complete list of all Covered Securities in which I, and/or any member of my Family/Household, had Beneficial Ownership as of December 31 of the most recently completed calendar year.

Accounts with Broker-Dealers and/or Banks (check ONE of the following two boxes):

☐	I HAVE NO INVESTMENT ACCOUNTS - As of December 31 of the most recently completed calendar year, I did not maintain any accounts with broker-dealers or banks in which any securities (including securities which are not Covered Securities) were held for the direct or indirect benefit of me or a member of my Family/Household.

☐	I HAVE INVESTMENT ACCOUNTS AND HAVE LISTED THEM BELOW - All accounts that I maintained with broker- dealers or banks in which any securities (including securities which are not Covered Securities) were held for the direct or indirect benefit of me or a member of my Family/Household as of December 31 of the most recently completed calendar year are set forth below:

Name(s) of Institution(s)	Account Number

All information provided in this Form C is true and complete to the best of my knowledge.

Signed:	Date:

[1]	Including funds managed by Firm or its affiliates

Appendix C - Annual Report of all Covered Securities

Name of Access Person:

Date submitted to the Chief Compliance Officer:

Account Name	Account Number	Title/Type of Covered Securities (as applicable, include exchange ticker symbol or CUSIP number / interest rate and maturity date)	Number of Shares	Principal Amount

Note: All information should be reported as of December 31 of the most recently completed calendar year. Please use additional sheets as needed.

C-1

Trilogy Global Advisors, LLC

Code of Ethics

FORM D – REQUEST FOR PRE-CLEARANCE OF THE PURCHASE

OR SALE OF A COVERED SECURITY

FOR APPROVAL PLEASE FAX THIS FORM TO 646-514-2691

To: Chief Compliance Officer

Re: Purchase/Sale (please circle one) of                      (number) shares of                                                                                    (Name of Issuer and Security).

As required by the Code of Ethics of Trilogy Global Advisors, LLC (the “Code”), this shall serve as my request to receive pre-clearance for the purchase/sale of the aforementioned Covered Security(ies) in the case where written pre-clearance is required under the Code.

In connection therewith, I certify that:

•	I do not possess material non-public information relating to that Covered Security;

•	I am not aware of any proposed trade or investment program for that Covered Security on behalf of any Client;

•	I believe that the proposed trade is available to any market participant on the same terms; and

•	I will provide any other information requested by you for the proposed trade.

I have attached either (i) an explanation as to why I am making a personal transaction in a security not recommended for client portfolios if the Covered Security is for a company with a market cap of greater than $1billion or (ii) evidence that the market cap is less than $1billion (e.g., a printout from Bloomberg or other independent source).

I understand that this pre-approval of this sale of a Covered Security shall be valid until the expiration date indicated on this form when returned with approval, which shall generally be on the day such approval is given and on the next business day. After such period, I must re-apply to you for pre-approval to sell such Covered Security.

I further understand that if such Covered Security was acquired within 60 days (90 days for a Reportable Fund) of the sale date, any profit on such short-term sale may be disgorged in accordance with the Code.

Employee Signature	Employee Name	Date

PRE-APPROVAL GRANTED

(Please attach a copy of Longview report, if available.)

Compliance Officer Signature		Date

Pre-approval expires on
Date

D-1

Trilogy Global Advisors, LLC Code of Ethics

FAX TO 646-514-2691

FORM E – REQUEST FOR PRE-CLEARANCE OF THE PURCHASE

OF A PRIVATE PLACEMENT

To: Chief Compliance Officer

Re: Purchase of                      (number) shares of                                                                                   (Name of Issuer and Security).

The Code of Ethics of Trilogy Global Advisors, LLC (the “Code”), requires that all Access Persons obtain written pre-clearance prior to making any (i) purchase of units or shares of private limited partnerships or investment funds, and (ii) shares, options or other securities of any other company issued in a private placement.

As required by the Code, this shall serve as the request of the Chief Compliance Officer to receive pre-clearance for the purchase of the aforementioned private placement security(ies). In connection therewith, I certify that:

•

The aforementioned securities are either (i) units or shares of a private limited partnership or investment fund; or (ii) shares, options or other securities of a private company that is not reasonably contemplated that such company may become a public company within one year; and

•	To the best of my knowledge, the proposed trade is available to any eligible market participant on the same terms; and I will provide any other information requested by you for the proposed trade;

•

The aforementioned securities or private fund are not (i) managed by me; (ii) funds over which I have discretion in respect of individual investments; (iii) funds in respect of which I am in any way consulted with at any time prior to any particular transaction or (iv) funds of which I am advised of any transaction other than by way of a statement of account issued no earlier than 5 business days after the end of the applicable reporting period; and

•	I will not sell any such investment within a 60-day period after having purchased it.

Employee Signature	Employee Name	Date

PRE-APPROVAL GRANTED

Compliance Officer Signature		Date

Pre-approval expires on
Date

E-1

Trilogy Global Advisors, LLC Code of Ethics

ATTACHMENT A – APPROVED BROKER LIST

CHARLES SCHWAB & COMPANY

TRILOGY GLOBAL ADVISORS, LLC

INSIDER TRADING POLICY STATEMENT

STATEMENT OF POLICIES AND PROCEDURES

WITH RESPECT TO THE FLOW AND USE OF MATERIAL

NONPUBLIC (INSIDE) INFORMATION

INTRODUCTION

This is a Statement of Policies and Procedures with Respect to the Flow and Use of Material Nonpublic (Inside) Information (the “Statement”) of Trilogy Global Advisors, LLC (“TGA”). Unless otherwise noted or the context otherwise requires, “Firm” as used hereunder means, TGA

A reputation for integrity and high ethical standards in the conduct of the affairs of the Firm is of paramount importance to us. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws.

This Statement has been adopted in response to the requirements of the Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Act”). The Act was designed to enhance the enforcement of the securities laws, particularly in the area of insider trading, by (i) imposing severe penalties on persons who violate the laws by trading on material, nonpublic information and (ii) requiring broker-dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. Personnel of the Firm are required to comply with this Statement, as well as with the Firm’s Code of Ethics (the “Code”).

PURPOSE AND APPLICABILITY OF STATEMENT

The purpose of this Statement is to explain: (1) the general legal prohibitions regarding insider trading; (2) the meaning of the key concepts underlying the prohibition; (3) the sanctions for insider trading and expanded liability for controlling persons; and (4) the Firm’s educational program regarding insider trading. This Statement applies to all officers, managers, directors and employees of the Firm.

I.	The Basic Insider Trading Prohibition

The Act does not define insider trading. However, in general, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

In addition, rules of the Securities and Exchange Commission (the “SEC”) prohibit an individual from trading while in possession of material, nonpublic information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with “Chinese Wall” procedures.

Possession Versus Use of Inside Information (Meaning of “on the basis of”). Until recently, an unsettled issue under U.S. insider trading laws was whether an alleged violator must have “used” material nonpublic information or whether mere “possession” is enough. To clarify this issue, the SEC adopted Rule 10b5-1 under the Securities Exchange Act of 1934, which states that “a purchase or sale of a security of an issuer is ‘on the basis of’ material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.” (Emphasis added.) In other words, if a person trades with respect to a security or issuer while he or she has knowing possession of material nonpublic information about the security or issuer, the person will likely be deemed to have traded “on the basis of” that information (in possible violation of insider trading laws) even if the person did not actually use the information in making the trade.

No Fiduciary Duty to Use Inside Information. Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, such conduct could violate the federal securities laws.

II.	Basic Concepts

As noted, the Act did not specifically define insider trading. However, federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, nonpublic information or communicating (“tipping”) such information in connection with a purchase or sale. Under current case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to company shareholders or some other duty not to misappropriate insider information.

Thus, the key aspects of insider trading are: (A) materiality, (B) nonpublic information, (C) knowing or reckless action and (D) breach of fiduciary duty or misappropriation. Each aspect is briefly discussed below.

A.	Materiality. Insider trading restrictions arise only when information that is used for trading, recommending or tipping is “material.” Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. It need not be so important that it would have changed the investor’s decision to buy or sell. On the other hand, not every tidbit of information about a security is material.

B.	Nonpublic Information. Information is considered public if it has been disseminated in a manner making it available to investors generally (e.g., national business and financial news wire services, such as Dow Jones and Reuters; national news services, such as The Associated Press, The New York Times or The Wall Street Journal; broad tapes; SEC reports; brokerage firm analysts’ reports that have been disseminated to the firm’s customers). Just as an investor is permitted to trade on the basis of nonpublic information that is not material, he or she may also trade on the basis of information that is public. However, information given by a company director to an acquaintance of an impending takeover prior to that information being made public would be considered both “material” and “nonpublic.” Trading by either the director or the acquaintance prior to the information being made public would violate the federal securities laws.

C.	Knowing. Under the federal securities laws, a violation of the insider trading limitations requires that the individual act (i) with “scienter” — with knowledge that his or her conduct may violate these limitations — or (ii) in a reckless manner. Recklessness involves acting in a manner that ignores circumstances that a reasonable person would conclude would result in a violation of insider trading limitations.

D.	Fiduciary Duty. The general tenor of recent court decisions is that insider trading does not violate the federal securities laws if the trading, recommending or tipping of the insider information does not result in a breach of duty. Over the last decade, the SEC has brought cases against accountants, lawyers and stockbrokers because of their participation in a breach of an insider’s fiduciary duty to the corporation and its shareholders. The SEC has also brought cases against noncorporate employees who misappropriated information about a corporation and thereby allegedly violated their duties to their employers. The situations in which a person can trade on the basis of material, nonpublic information without raising a question whether a duty has been breached are so rare, complex and uncertain that the only prudent course is not to trade, tip or recommend while in possession of or based on inside information. In addition, trading by an individual while in possession of material, nonpublic information relating to a tender offer is illegal irrespective of whether such conduct breaches a fiduciary duty of such individual. Set forth below are several situations where courts have held that such trading involves a breach of fiduciary duty or is otherwise illegal.

Corporate Insider. In the context of interviews or other contact with corporate management, the Supreme Court held that an investment analyst who obtained material, nonpublic information about a corporation from a corporate insider does not violate insider trading restrictions in the use of such information unless the insider disclosed the information for “personal gain.” However, personal gain may be defined broadly to include not only a pecuniary benefit, but also a reputational benefit or a gift. Moreover, selective disclosure of material, nonpublic information to an analyst might be viewed as a gift.

Tipping Information. The Act includes a technical amendment clarifying that tippers can be sued as primary violators of insider trading prohibitions, and not merely as aiders and abetters of a tippee’s violation. In enacting this amendment, Congress intended to make clear that tippers cannot avoid liability by misleading their tippees about whether the information conveyed was nonpublic or whether its disclosure breached a duty. However, Congress recognized the crucial role of securities analysts in the smooth functioning of the markets, and emphasized that the new direct liability of tippers was not intended to inhibit “honest communications between corporate officials and securities analysts.”

Corporate Outsider. Additionally, liability could be established when trading occurs based on material, nonpublic information that was stolen or misappropriated from any other person, whether a corporate insider or not. An example of an area where trading on information may give rise to liability, even though from outside the company whose securities are traded, is material, nonpublic information secured from an attorney or investment banker employed by the company.

Tender Offers. The SEC has adopted a rule specifically prohibiting trading while in possession of material information about a prospective tender offer before it is publicly announced. This rule also prohibits trading while in possession of material information during a tender offer which a person knows or has reason to know is not yet public. Under the rule, there is no need for the SEC to prove a breach of duty. Furthermore, in the SEC’s view, there is no need to prove that the nonpublic, material information was actively used in connection with trading before or during a tender offer. However, this rule has an exception that allows trading by one part of a securities firm where another part of that firm has material, nonpublic information about a tender offer if certain strict “Chinese Wall” procedures are followed.

III.	Sanctions and Liabilities

A.	Sanctions. Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement or the Code may result in termination of your employment and referral to the appropriate authorities.

B.	Controlling Persons. The Act increases the liability of “controlling persons” — defined to include both an employer and any person with the power to influence or control the activities of another. For example, any individual that is a manager or director or officer exercising policy making responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another’s actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but “reckless” is discussed in the legislative history as a “heedless indifference as to whether circumstances suggesting employee violations actually exist.”

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

IV.	Employee Education

To ensure that every employee of the Firm understands the firm’s policies and procedures with respect to insider trading, the following will occur:

A.	Dissemination to Employees. All employees will be given a copy of this Statement along with the Code of Ethics and will be required to familiarize themselves with each.

B.	Annual Certification. Firm employees may be required by Firm management to certify compliance with this Statement in writing on at least an annual basis.